Exhibit 1.01

Conflict Minerals Report

Citrix Systems, Inc. has included this Conflict Minerals Report as an exhibit to its Form SD for 2016 as provided for in Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Form SD (collectively, the “Conflict Minerals Rule”).

Unless the context indicates otherwise, the terms “we,” “its,” “us,” and “our” refer to Citrix Systems, Inc. and its consolidated subsidiaries. As used herein and consistent with the Conflict Minerals Rule, “Conflict Minerals” or “3TG” are columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin and tungsten, without regard to the location of origin of the minerals or derivative metals.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. In particular, statements contained in this document that are not historical facts, including, but not limited to, statements concerning the additional steps that we intend to take to mitigate the risk that our necessary 3TG benefit armed groups, constitute forward-looking statements and are made under the safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Exchange Act.

Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties may include, but are not limited to, the continued implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all, whether smelters and refiners and other market participants responsibly source 3TG and political and regulatory developments, whether in the Democratic Republic of the Congo (the “DRC”) region, the United States or elsewhere. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

Applicability of the Conflict Minerals Rule to Our Company

Our mission is to power a world where people, organizations and things are securely connected and accessible to make the extraordinary possible. We aim to accomplish this by building the world’s best integrated technology services for secure delivery of apps and data anytime, anywhere. We are enabling the future of work by delivering the industry’s most comprehensive and integrated platform for secure app and data delivery and network functionality as a cloud-based service through technology leadership in application virtualization, VDI, mobility, networking and cloud. Most of our products consist solely of software and do not contain a physical component and therefore do not contain 3TG. Accordingly, substantially all of our products are out of scope for purposes of the Conflict Minerals Rule.

Although substantially all of our products are out of scope for purposes of the Conflict Minerals Rule, we identified a limited number of hardware components with necessary 3TG content in the products that we contracted to manufacture in 2016. These in-scope products consisted of physical networking products and a mouse sold in connection with our Windows app delivery products for tablet use cases (“In-Scope Products”). We did not directly source the 3TG in these In-Scope Products, and we make no purchases from mines in the DRC or any of its adjoining countries or from any smelters or refiners. The 3TG were sourced, either directly or indirectly, by the manufacturers of the In-Scope Products and we believe that we are in most cases many levels removed from such mines, smelters or refiners. While, practically speaking, we have limited influence over the sourcing of the 3TG in our In-Scope Products, through the efforts described in this Conflict Minerals Report, we seek to ensure that our sourcing practices are consistent with our Conflict Minerals Policy (which is discussed below under “Our Conflict Minerals Policy”), promote transparency and traceability and encourage conflict free sourcing in our supply chain.

For 2016, we were unable to determine the origin of at least a portion of the 3TG that were necessary to the functionality or production of each of our In-Scope Products. None of the necessary 3TG contained in our In-Scope Products were determined by us to directly or indirectly finance or benefit armed groups in the DRC or an adjoining country. However, we did not conclude that any of our products were “DRC conflict free.” The terms “adjoining country,” “armed group,” and “DRC conflict free” have the meanings contained in the Conflict Minerals Rule. Smelter, refiner and country of origin information for 2016 is provided under “Product Information” below.

Our Conflict Minerals Policy

We have adopted a company policy relating to 3TG (the “Conflict Minerals Policy”). The Conflict Minerals Policy includes, but is not limited to, our expectations that our suppliers:

1.	adopt a policy of responsible sourcing of minerals and pass this requirement through their supply chain;

2.	implement due diligence processes to support that policy;

3.	source minerals from socially responsible suppliers; and

4.	provide us all information we may request regarding the sourcing of minerals in products supplied to us.

The Conflict Minerals Policy indicates that, if we become aware of a supplier who is not in compliance with the foregoing expectations, then we will take appropriate action to remedy the situation, including reassessment of supplier relationships.

Our Conflict Minerals Policy also contains an email address for employees, suppliers and other interested parties to report violations of the policy electronically. The email address is compliance.prime@citrix.com.

We do not support embargos of 3TG from the DRC region, but rather encourage our suppliers to continue to source responsibly from that region.

Reasonable Country of Origin Inquiry Information

As required by the Conflict Minerals Rule, for 2016, we conducted a “reasonable country of origin inquiry.” For our reasonable country of origin inquiry, to the extent applicable, we utilized the same processes and procedures as for our due diligence, in particular Steps 1 and 2 of the OECD Guidance (as defined below) design framework, which are described below in this Conflict Minerals Report.

Our outreach included, with respect to the In-Scope Products, all of those suppliers (the “Suppliers”) that we identified as having provided us with components, parts or products that contain 3TG or that we believe may have provided us with components, parts or products that contain 3TG. In connection with our scoping determination, we looked at product specifications, made supplier inquiries and utilized other information known to us regarding the materials composition of our products.

For 2016, the Suppliers identified to us 173 smelters and refiners that processed or may have processed the necessary 3TG contained in our In-Scope Products. Based on our reasonable country of origin inquiry, we concluded that 84 of these smelters and refiners sourced entirely from outside of the DRC and its adjoining countries, including from recycled or scrap sources, as described under “Product Information — Smelter, Refiner and Country of Origin Information.” Our conclusion was based on information provided by the Conflict-Free Sourcing Initiative (the “CFSI”) to its members.

Pursuant to the Conflict Minerals Rule, based on the results of our reasonable country of origin inquiry, we conducted due diligence for 2016. These due diligence efforts are discussed below.

Due Diligence Framework

We utilize due diligence measures relating to 3TG that are intended to conform with, in all material respects, the criteria set forth in the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (the “OECD Guidance”).

The OECD Guidance has established a five-step framework for due diligence as a basis for responsible global supply chain management of minerals from conflict-affected and high-risk areas. Selected elements of our program design are discussed below, but these are not all of the elements of the program that we have put in place to help ensure that the 3TG contained in our products are responsibly sourced. Selected due diligence measures that we took in respect of 2016 are discussed under “Due Diligence Program Execution.”

Compliance Team

In support of our compliance efforts, we have a Conflict Minerals Reporting Oversight Committee (the “Committee”) that is charged with overseeing, implementing and providing feedback on our Conflict Minerals compliance strategy. The Committee consists of senior staff under our Chief Operating Officer and Chief Financial Officer and our Senior Vice President and General Counsel, who have executive leadership for our 3TG compliance program. Corporate citizenship, finance, legal and supply chain management are represented on the Committee. The members of the Committee and selected other internal personnel are trained on the Conflict Minerals Rule, the OECD Guidance, our compliance plan and the procedures for reviewing and validating supplier responses to our inquiries.

The Committee is supplemented by outside professionals. We utilize specialist outside counsel to advise us on certain aspects of our compliance. We also utilize a third-party to help us gather data from some suppliers.

Conflict Minerals Policy; Reporting Mechanism

As described above under “Our Conflict Minerals Policy,” we have adopted a Conflict Minerals Policy. We communicate the Conflict Minerals Policy internally to selected employees. The Conflict Minerals Policy also is communicated to direct suppliers and certain tier 2 suppliers with whom we have a direct relationship and that we determine to potentially be in-scope for purposes of our compliance. In addition, the Conflict Minerals Policy is posted on our website at https://www.citrix.com/content/dam/citrix/en_us/documents/about/conflict-minerals-policy.pdf. Our Conflict Minerals Policy contains an email address for employees, suppliers and other interested parties to report violations of the policy electronically. The email address is compliance.prime@citrix.com.

Records Storage and Retention

We have an internal electronic database for the maintenance of business records relating to 3TG due diligence, including records of due diligence processes, findings and resulting decisions. As contemplated by the OECD Guidance, our policy requires the maintenance of these records for at least five years.

Contract Terms With Suppliers

We have a contract addendum (the “Contract Addendum”) requiring relevant suppliers to agree to, among other things, (1) maintain, record and provide to us on request, traceability data and other information that we may request in order to facilitate our compliance with the Conflict Minerals Rule, (2) comply with our Conflict Minerals Policy and (3) adopt and maintain policies, due diligence frameworks and management systems that enable us to comply with our obligations under the Conflict Minerals Rule. The Contract Addendum was sent to suppliers with whom we already had contracts at the time that the addendum was developed and is included in new proposed contracts as determined to be appropriate by our legal department.

Identification, Assessment and Reporting of Supply Chain Risk

Following our scoping determination, we request that relevant suppliers provide us with information concerning the usage and source of the 3TG in the In-Scope Products they supply to us by submitting to us a completed copy of the Conflict Minerals Reporting Template (“Template”) developed by the CFSI, which is an initiative of the Electronic Industry Citizenship Coalition (“EICC”) and Global e-Sustainability Initiative. If a supplier does not respond within the requested time frame, we, or one of our tier 1 third-party manufacturers on our behalf, follow up with the supplier.

After we receive back the Template responses from suppliers, we review the responses. We, or one of our tier 1 third-party manufacturers on our behalf, follow up with suppliers that do not fully complete the Template or that submit a response that we determine contained errors or inaccuracies. If a supplier does not fully complete the Template or if we determine that the response contained errors or inaccuracies, we or the third-party manufacturer on our behalf requests that the supplier submit a revised response.

If a completed Template indicates a smelter or refiner, we review this information against the Smelter Reference List tab of the Template and the lists of Compliant and Active (as defined later in this Conflict Minerals Report) smelters and refiners published by the CFSI, as well as the country of origin information made available by the CFSI to its members. If an indicated smelter or refiner is not listed on the Smelter Reference List tab or listed as Compliant, we consult public online information, request the assistance of our supplier or contact the listed entity to attempt to determine whether that entity was actually a smelter or refiner, the mine or location of origin of the 3TG processed by the smelter or refiner and whether it is known to obtain 3TG from sources that directly or indirectly finance or benefit armed groups in the DRC or an adjoining country.

Based on the information furnished by the suppliers and other information known to us, we assess the risks of adverse impacts. The Committee also reports the findings of its supply chain risk assessment to our Chief Operating Officer and Chief Financial Officer, our Senior Vice President and General Counsel and our internal management Disclosure Committee.

We determine on a case-by-case basis the appropriate risk mitigation strategy for any identified risks of a violation of our Conflict Minerals Policy. Potential outcomes under our risk mitigation strategy include continuing to work with the supplier while risks are addressed or reassessing the relationship with the supplier. Under our risk mitigation strategy, to the extent that risks that require mitigation are identified, if applicable, we will adopt procedures for monitoring and tracking the performance of the risk mitigation efforts and for reporting these efforts back to appropriate senior oversight personnel. Under our procedures, we also will undertake additional fact and risk assessments, as determined by the Committee, for risks that require mitigation or after a change of circumstances.

Independent Third-party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

To the extent that smelters or refiners are identified, we utilize and rely on information made available by the CFSI concerning independent third-party audits of smelters and refiners to assess smelter and refiner due diligence and to determine whether the smelter or refiner is Compliant with the applicable third-party conflict free certification. We are an EICC member, of which the CFSI is an initiative.

Report on Supply Chain Due Diligence

We file a Form SD, and to the extent required a Conflict Minerals Report, with the Securities and Exchange Commission and make these filings available on our corporate website.

Due Diligence Program Execution

In furtherance of our 3TG due diligence, we performed the due diligence measures discussed below for 2016. These are not all of the measures that we took in furtherance of our 3TG compliance program and pursuant to the Conflict Minerals Rule and the OECD Guidance. For a discussion of the design of our due diligence measures, see “Due Diligence Framework.”

1.	We sent requests to the Suppliers to provide us with a completed Template. We requested that the Suppliers furnish us with a completed Template at the product level. We followed up by email or phone with the Suppliers that did not provide a response within the specified time frame. Some of the requests were sent, and follow-up was performed on our behalf, by one of our tier 1 third-party manufacturers.

2.	We reviewed the completed responses received from the Suppliers for incomplete responses, potential errors, inaccuracies and other potential issues.

3.	We reviewed the smelters and refiners identified to us by the Suppliers against those contained on the Smelter Reference List tab of the Template. To the extent not on that list, we (a) requested that the Supplier confirm that the listed entity is a smelter or refiner, (b) consulted publicly available online information to attempt to determine whether the identified entity was a smelter or refiner or (c) attempted to contact the listed entity.

4.	With respect to those responses that identified a smelter or refiner, we also reviewed that information against the lists of Compliant and Active smelters and refiners and country of origin information published by the CFSI or made available by it to its members. One hundred and fifty-five (155), or just under 90%, of the identified smelters and refiners in product level Template responses were listed as Compliant by the CFSI as of April 24, 2017 and 7 were listed as Active. In comparison, for calendar 2015, 112 of the reported smelters were listed as Compliant and 3 were listed as Active.

5.	To the extent that a smelter or refiner identified by a Supplier was not listed as Compliant by the CFSI, we searched online public information to attempt to determine the mine or location of origin of the 3TG processed by the smelter or refiner and whether it is known to obtain 3TG from sources that directly or indirectly finance or benefit armed groups in the DRC or an adjoining country.

6.	The Committee reported the findings of its supply chain risk assessment to our Chief Operating Officer and Chief Financial Officer, our Senior Vice President and General Counsel and our internal management Disclosure Committee.

7.	We are a member of the EICC; its affiliated entity, the CFSI, coordinates independent third-party audits of smelters and refiners on behalf of its membership.

Product Information

For 2016, we were unable to determine the origin of at least a portion of the necessary 3TG in each of our In-Scope Products (which are described earlier in this Conflict Minerals Report). Most of our products consist solely of software and do not contain a physical component, and therefore do not contain 3TG. For a further discussion of our products, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The information contained in our Form 10-K is not incorporated by reference into this Conflict Minerals Report or our Form SD and should not be considered part of this Conflict Minerals Report or our Form SD.

For 2016, none of the 3TG in our In-Scope Products were determined by us to have directly or indirectly financed or benefitted armed groups in the DRC or an adjoining country. An “armed group” under the Conflict Minerals Rule is an armed group that is identified as a perpetrator of serious human rights abuses in annual Country Reports on Human Rights Practices under sections 116(d) and 502B(b) of the Foreign Assistance Act of 1961 relating to the DRC or an adjoining country. However, we did not conclude that any of our products were “DRC conflict free.”

Smelter, Refiner and Country of Origin Information

The Suppliers identified to us the 173 facilities listed below that may have processed the necessary 3TG contained in our In-Scope Products during 2016. As of April 24, 2017, one hundred and fifty-five (155) of these facilities, or just under 90%, were listed as Compliant and seven (7), or just over an additional 4%, were listed as Active.

We depend upon our suppliers for information concerning the origin of the 3TG contained in our In-Scope Products. The smelters and refiners identified to us by the Suppliers may not be all of the smelters and refiners that were in our supply chain during 2016, since the Suppliers were not able to obtain smelter and refiner information from all of their direct and indirect suppliers, and since we did not receive responses from all of the Suppliers.

Smelter and Refiner Information (1)

	Metal	Name of Smelter or Refiner	Country Location	Smelter or Refiner Status

1	Gold	Aida Chemical Industries Co., Ltd.	JAPAN	Compliant

2	Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	Compliant

3	Gold	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL	Compliant

4	Gold	Argor-Heraeus S.A.	SWITZERLAND	Compliant

5	Gold	Asahi Pretec Corp.	JAPAN	Compliant

6	Gold	Asahi Refining Canada Ltd.	CANADA	Compliant

7	Gold	Asahi Refining USA Inc.	UNITED STATES	Compliant

8	Gold	Asaka Riken Co., Ltd.	JAPAN	Compliant

9	Gold	Aurubis AG	GERMANY	Compliant

10	Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	Compliant

11	Gold	Boliden AB	SWEDEN	Compliant

12	Gold	C. Hafner GmbH + Co. KG	GERMANY	Compliant

13	Gold	CCR Refinery - Glencore Canada Corporation	CANADA	Compliant

14	Gold	Chimet S.p.A.	ITALY	Compliant

15	Gold	Dowa	JAPAN	Compliant

16	Gold	Eco-System Recycling Co., Ltd.	JAPAN	Compliant

17	Gold	Elemetal Refining, LLC	UNITED STATES	Compliant

18	Gold	Heimerle + Meule GmbH	GERMANY	Compliant

19	Gold	Heraeus Ltd. Hong Kong	CHINA	Compliant

	Metal	Name of Smelter or Refiner	Country Location	Smelter or Refiner Status

20	Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY	Compliant

21	Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	Compliant

22	Gold	Istanbul Gold Refinery	TURKEY	Compliant

23	Gold	Jiangxi Copper Co., Ltd.	CHINA	Compliant

24	Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	Compliant

25	Gold	Kennecott Utah Copper LLC	UNITED STATES	Compliant

26	Gold	Kojima Chemicals Co., Ltd.	JAPAN	Compliant

27	Gold	LS-NIKKO Copper Inc.	KOREA (REPUBLIC OF)	Compliant

28	Gold	Materion	UNITED STATES	Compliant

29	Gold	Matsuda Sangyo Co., Ltd.	JAPAN	Compliant

30	Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA	Compliant

31	Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	Compliant

32	Gold	Metalor Technologies S.A.	SWITZERLAND	Compliant

33	Gold	Metalor USA Refining Corporation	UNITED STATES	Compliant

34	Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	MEXICO	Compliant

35	Gold	Mitsubishi Materials Corporation	JAPAN	Compliant

36	Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	Compliant

37	Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	TURKEY	Compliant

38	Gold	Nihon Material Co., Ltd.	JAPAN	Compliant

39	Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN	Compliant

40	Gold	PAMP S.A.	SWITZERLAND	Compliant

41	Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	Compliant

42	Gold	PX Précinox S.A.	SWITZERLAND	Compliant

43	Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	Compliant

44	Gold	Republic Metals Corporation	UNITED STATES	Compliant

45	Gold	Royal Canadian Mint	CANADA	Compliant

46	Gold	SEMPSA Joyería Platería S.A.	SPAIN	Compliant

47	Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	Compliant

48	Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION	Compliant

49	Gold	Solar Applied Materials Technology Corp.	TAIWAN	Compliant

50	Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	Compliant

51	Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	Compliant

52	Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA	Compliant

53	Gold	Tokuriki Honten Co., Ltd.	JAPAN	Compliant

54	Gold	Umicore Brasil Ltda.	BRAZIL	Compliant

55	Gold	Umicore Precious Metals Thailand	THAILAND	Compliant

56	Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM	Compliant

57	Gold	United Precious Metal Refining, Inc.	UNITED STATES	Compliant

	Metal	Name of Smelter or Refiner	Country Location	Smelter or Refiner Status

58	Gold	Valcambi S.A.	SWITZERLAND	Compliant

59	Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA	Compliant

60	Gold	Yamamoto Precious Metal Co., Ltd.	JAPAN	Compliant

61	Gold	Yokohama Metal Co., Ltd.	JAPAN	Compliant

62	Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	Compliant

63	Gold	Zijin Mining Group Co., Ltd. Gold Refinery	CHINA	Compliant

64	Gold	KGHM Polska Miedź Spółka Akcyjna	POLAND	Active

65	Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA	Compliant

66	Tantalum	Exotech Inc.	UNITED STATES	Compliant

67	Tantalum	F&X Electro-Materials Ltd.	CHINA	Compliant

68	Tantalum	Global Advanced Metals Aizu	JAPAN	Compliant

69	Tantalum	Global Advanced Metals Boyertown	UNITED STATES	Compliant

70	Tantalum	H.C. Starck Co., Ltd.	THAILAND	Compliant

71	Tantalum	H.C. Starck GmbH Goslar	GERMANY	Compliant

72	Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY	Compliant

73	Tantalum	H.C. Starck Inc.	UNITED STATES	Compliant

74	Tantalum	H.C. Starck Ltd.	JAPAN	Compliant

75	Tantalum	H.C. Starck Smelting GmbH & Co. KG	GERMANY	Compliant

76	Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN	Compliant

77	Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	Compliant

78	Tantalum	Solikamsk Metal Works	RUSSIAN FEDERATION	Compliant

79	Tantalum	Taki Chemical Co., Ltd.	JAPAN	Compliant

80	Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN	Compliant

81	Tantalum	Zhuzhou Cemented Carbide Group Co., Ltd.	CHINA	Compliant

82	Tantalum	H.C. Starck GmbH Laufenburg	GERMANY	On Reference List Only

83	Tantalum	Plansee SE Liezen	AUSTRIA	On Reference List Only

84	Tantalum	Plansee SE Reutte	AUSTRIA	On Reference List Only

85	Tin	Alpha	UNITED STATES	Compliant

86	Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA	Compliant

87	Tin	China Tin Lai Ben Smelter Co., Ltd.	CHINA	Compliant

88	Tin	Cooperativa Metalurgica de Rondônia Ltda.	BRAZIL	Compliant

89	Tin	CV Ayi Jaya	INDONESIA	Compliant

90	Tin	CV Dua Sekawan	INDONESIA	Compliant

91	Tin	CV Gita Pesona	INDONESIA	Compliant

92	Tin	CV Nurjanah	INDONESIA	Compliant

93	Tin	CV Serumpun Sebalai	INDONESIA	Compliant

94	Tin	CV Tiga Sekawan	INDONESIA	Compliant

95	Tin	CV United Smelting	INDONESIA	Compliant

96	Tin	CV Venus Inti Perkasa	INDONESIA	Compliant

	Metal	Name of Smelter or Refiner	Country Location	Smelter or Refiner Status

97	Tin	Dowa	JAPAN	Compliant

98	Tin	Elmet S.L.U.	SPAIN	Compliant

99	Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)	Compliant

100	Tin	Fenix Metals	POLAND	Compliant

101	Tin	Gejiu Fengming Metallurgy Chemical Plant	CHINA	Compliant

102	Tin	Gejiu Jinye Mineral Company	CHINA	Compliant

103	Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	Compliant

104	Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA	Compliant

105	Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA	Compliant

106	Tin	Magnu’s Minerais Metais e Ligas Ltda.	BRAZIL	Compliant

107	Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	Compliant

108	Tin	Melt Metais e Ligas S.A.	BRAZIL	Compliant

109	Tin	Metallic Resources, Inc.	UNITED STATES	Compliant

110	Tin	Metallo-Chimique N.V.	BELGIUM	Compliant

111	Tin	Mineração Taboca S.A.	BRAZIL	Compliant

112	Tin	Minsur	PERU	Compliant

113	Tin	Mitsubishi Materials Corporation	JAPAN	Compliant

114	Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	Compliant

115	Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	Compliant

116	Tin	Operaciones Metalurgical S.A.	BOLIVIA (PLURINATIONAL STATE OF)	Compliant

117	Tin	PT Artha Cipta Langgeng	INDONESIA	Compliant

118	Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	Compliant

119	Tin	PT Babel Inti Perkasa	INDONESIA	Compliant

120	Tin	PT Bangka Prima Tin	INDONESIA	Compliant

121	Tin	PT Bangka Tin Industry	INDONESIA	Compliant

122	Tin	PT Belitung Industri Sejahtera	INDONESIA	Compliant

123	Tin	PT Bukit Timah	INDONESIA	Compliant

124	Tin	PT DS Jaya Abadi	INDONESIA	Compliant

125	Tin	PT Eunindo Usaha Mandiri	INDONESIA	Compliant

126	Tin	PT Inti Stania Prima	INDONESIA	Compliant

127	Tin	PT Karimun Mining	INDONESIA	Compliant

128	Tin	PT Kijang Jaya Mandiri	INDONESIA	Compliant

129	Tin	PT Mitra Stania Prima	INDONESIA	Compliant

130	Tin	PT O.M. Indonesia	INDONESIA	Compliant

131	Tin	PT Panca Mega Persada	INDONESIA	Compliant

132	Tin	PT Prima Timah Utama	INDONESIA	Compliant

133	Tin	PT Refined Bangka Tin	INDONESIA	Compliant

134	Tin	PT Sariwiguna Binasentosa	INDONESIA	Compliant

135	Tin	PT Stanindo Inti Perkasa	INDONESIA	Compliant

	Metal	Name of Smelter or Refiner	Country Location	Smelter or Refiner Status

136	Tin	PT Sukses Inti Makmur	INDONESIA	Compliant

137	Tin	PT Sumber Jaya Indah	INDONESIA	Compliant

138	Tin	PT Timah (Persero) Tbk Kundur	INDONESIA	Compliant

139	Tin	PT Timah (Persero) Tbk Mentok	INDONESIA	Compliant

140	Tin	PT Tinindo Inter Nusa	INDONESIA	Compliant

141	Tin	PT Tommy Utama	INDONESIA	Compliant

142	Tin	Resind Indústria e Comércio Ltda.	BRAZIL	Compliant

143	Tin	Rui Da Hung	TAIWAN	Compliant

144	Tin	Soft Metais Ltda.	BRAZIL	Compliant

145	Tin	Thaisarco	THAILAND	Compliant

146	Tin	VQB Mineral and Trading Group JSC	VIET NAM	Compliant

147	Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL	Compliant

148	Tin	Yunnan Tin Company, Ltd.	CHINA	Compliant

149	Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIET NAM	Active

150	Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA	Active

151	Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA	Active

152	Tin	Modeltech Sdn Bhd	MALAYSIA	Active

153	Tin	Nankang Nanshan Tin Manufactory Co., Ltd.	CHINA	Active

154	Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	Active

155	Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM	On Reference List Only

156	Tin	CNMC (Guangxi) PGMA Co., Ltd.	CHINA	On Reference List Only

157	Tin	CV JusTindo	INDONESIA	On Reference List Only

158	Tin	Gejiu Zi-Li	CHINA	On Reference List Only

159	Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA	On Reference List Only

160	Tin	PT Cipta Persada Mulia	INDONESIA	On Reference List Only

161	Tin	PT Wahana Perkit Jaya	INDONESIA	On Reference List Only

162	Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN	Compliant

163	Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	Compliant

164	Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	Compliant

165	Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	Compliant

166	Tungsten	Global Tungsten & Powders Corp.	UNITED STATES	Compliant

167	Tungsten	H.C. Starck GmbH	GERMANY	Compliant

168	Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA	Compliant

169	Tungsten	Japan New Metals Co., Ltd.	JAPAN	Compliant

170	Tungsten	Kennametal Huntsville	UNITED STATES	Compliant

171	Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	Compliant

172	Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	Compliant

173	Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CHINA	On Reference List Only

(1) We note the following in connection with the information contained in the foregoing list:

a)	The smelters and refiners listed above were identified to us by the Suppliers as being part of our 2016 supply chain. However, not all of the included smelters and refiners may have processed necessary 3TG contained in our In-Scope Products. Some Suppliers may have reported to us smelters and refiners that were not in our supply chain due to over-inclusiveness in the information received from their suppliers, due to errors or for other reasons. In addition, the smelters or refiners reflected above may not be all of the smelters and refiners in our 2016 supply chain, since (i) we have not included smelter or refiner information that our Suppliers reported to us at a “company level,” meaning that they reported to us the 3TG content contained in all of their products, not just the products they sold to us; (ii) many of our Suppliers were unable to identify all of the smelters and refiners used to process the necessary 3TG content contained in our In-Scope Products; and (iii) because not all of our Suppliers responded to our inquiries.

b)	The listed smelters and refiners only include those reported entities that were listed on the Smelter Reference List tab of the Template because those are the only reported entities that we were able to determine were smelters or refiners.

c)	“Compliant” means that a smelter or refiner was listed as compliant with the Conflict-Free Smelter Program (“CFSP”) assessment protocols, including through mutual recognition, or was indicated as “Re-audit in process.” Included smelters and refiners were not necessarily Compliant for all or part of 2016 and may not continue to be Compliant for any future period. We do not have information on the origin of the 3TG processed by any of the Compliant smelters and refiners prior to their respective compliance dates.

d)	“Active” means that the smelter or refiner was listed as having submitted a signed Agreement for the Exchange of Confidential Information and Auditee Agreement contracts to the CFSP or, according to information published by the CFSI, the smelter has agreed to complete a CFSP validation audit within two years of membership issuance by the Tungsten Industry – Conflict Minerals Council.

e)	A smelter or refiner is listed as “On Reference List Only” if it was not Compliant or Active.

f)	The compliance status and country location reflected in the list is based solely on information made available by the CFSI to its members, without independent verification by us.

g)	Country Location is the location of the smelter or refiner and is based solely on information made publicly available by CFSI, without independent verification by us.

We have endeavored to determine the mine or location of origin of the 3TG contained in our In-Scope Products by requesting that the Suppliers provide us with completed Templates and through the flow-down provisions contained in the Conflict Minerals Policy. Where a smelter or refiner has been identified, we also have reviewed public online information and information made available by the CFSI to its members, to the extent available, to try to determine the mine or location of origin.

The countries of origin of the Conflict Minerals processed by the Compliant smelters and refiners identified to us by the Suppliers may have included the countries listed below. The listed countries of origin are derived from information made available by the CFSI to its members. Except for the DRC, the CFSI does not indicate individual countries of origin of the 3TG processed by Compliant smelters and refiners. Instead, the CFSI indicates country of origin by category, according to risk level. The identified Compliant smelters and refiners were in each of the categories below:

L1 – Countries that are not identified as conflict regions or plausible areas of smuggling or export of from the DRC and its adjoining countries: Australia, Austria, Benin, Bolivia, Brazil, Burkina Faso, Cambodia, Canada, Chile, China, Colombia, Ecuador, Eritrea, Ethiopia, France, Ghana, Guatemala, Guinea, Guyana, Honduras, India, Indonesia, Japan, Laos, Madagascar, Malaysia, Mali, Mexico, Mongolia, Myanmar, Namibia, Nicaragua, Nigeria, Panama, Peru, Portugal, Russia, Senegal, Sierra Leone, Spain, Thailand, Togo, United States of America, Uzbekistan, Vietnam and Zimbabwe.

L2 – Countries that are known or plausible countries for smuggling, export out of region or transit of materials containing 3TG: Mozambique and South Africa.

L3 – The DRC and its adjoining countries: Burundi, Rwanda and Uganda.

DRC – The Democratic Republic of the Congo.

Alternatively, some of the 3TG processed by the Compliant smelters and refiners may have originated from recycled or scrap sources.

Because the CFSI does not indicate individual countries of origin of the 3TG processed by Compliant smelters and refiners (other than the DRC), we were not able to determine the countries of origin of the 3TG processed by the identified Compliant smelters and refiners with greater specificity, and certain of the Compliant smelters and refiners sourced from more than one region listed above and/or from recycled or scrap sources. In addition, for some of the identified Compliant smelters and refiners, origin information is not disclosed by the CFSI. We did not determine the countries of origin of the 3TG processed by the other smelters and refiners listed in the table above.

As noted earlier in this Conflict Minerals Report, based on our reasonable country of origin inquiry, we concluded that 84 of the Compliant smelters and refiners identified by the Suppliers sourced entirely from outside of the DRC and its adjoining countries, including from recycled or scrap sources.

Due Diligence Improvement Measures

We intend to further improve due diligence measures in 2017 in order to mitigate the risk that the necessary 3TG in our In-Scope Products benefit armed groups by taking the following steps, among others:

•	Using the latest revision of the Conflict Minerals Reporting Template for our 2017 supplier outreach;

•	Continuing to encourage Suppliers that provided company level information for 2016 to provide product level information for 2017 through ongoing outreach with these Suppliers;

•	Continuing to engage with Suppliers that provided incomplete responses or that did not provide responses for 2016 to help ensure that they provide requested information for 2017; and

•	Communicating our sourcing expectations to any new supplier in 2017, including providing the supplier with a copy of the Conflict Minerals Policy.